Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 25, 2018, with respect to the financial statements included in the Annual Report of Knowles Corporation 401(k) Plan on Form 11-K for the year ended December 31, 2017. We consent to the incorporation by reference of said report in the Registration Statement of Knowles Corporation on Form S-8 (File No. 333-194262).
/s/ Grant Thornton LLP
Chicago, Illinois
June 18, 2019